As filed with the Securities and Exchange Commission on June 3, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEUROMETRIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	62 Fourth Avenue Waltham, Massachusetts 02451 (781) 890-9989 (Address of Registrant’s principal executive offices)	04-3308180 (I.R.S. Employer Identification No.)

NEUROMETRIX, INC. 2009 NON-QUALIFIED INDUCEMENT STOCK PLAN

(Full Title of the Plan)

Shai N. Gozani, M.D., Ph.D.

President and Chief Executive Officer

NEUROMETRIX, INC.

62 Fourth Avenue

Waltham, Massachusetts 02451

(781) 890-9989

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

H. David Henken, Esq.

Daniel P. Adams, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share(1)	500,000 shares	$1.74	$871,000	$48.61

(1)          This Registration Statement also relates to the rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated March 7, 2007.  Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with such stock.

(2)          This Registration Statement relates to 500,000 shares of Common Stock, par value $0.0001 per share, of NeuroMetrix, Inc. (“Common Stock”) that may be issued under the NeuroMetrix, Inc. 2009 Non-Qualified Inducement Stock Plan (the “2009 Inducement Plan”); plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.

(3)          This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of determining the amount of the registration fee.  For 100,000 shares of Common Stock that may be issued upon the exercise of options granted under the 2009 Inducement Plan, the price per share and aggregate offering price are based upon $1.73 per share which is the exercise price of the options granted under the 2009 Inducement Plan.  For the remaining 400,000 shares of Common Stock available for issuance under the 2009 Inducement Plan, the price per share and aggregate offering price are based upon $1.75 which is the average of the high and low sale prices of the Common Stock reported on the NASDAQ Global Market on June 1, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the documents listed below, which have previously been filed by NeuroMetrix, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”):

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 20, 2009;

(b)                                 Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which was filed on May 15, 2009;

(c)                                  Current Report on Form 8-K (reporting under Items 1.01 and 9.01), event date February 5, 2009, which was filed on February 10, 2009;

(d)                                 Current Report on Form 8-K, event date March 12, 2009, which was filed on March 18, 2009;

(e)                                  Current Report on Form 8-K, event date May 21, 2009, which was filed on May 22, 2009;

(f)                                    the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A dated July 19, 2004 as filed with the Commission on July 19, 2004, and any amendments or reports filed for the purpose of updating such description; and

(g)                                 the description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A dated March 8, 2007 as filed with the Commission on March 8, 2007, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

 Item 5. Interests of Named Experts and Counsel

Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of Common Stock of the Company offered by this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our Third Amended and Restated Certificate of Incorporation, or certificate of incorporation, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, our Second Amended and Restated By-laws, as amended, or by-laws, provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) we may indemnify other employees as set forth in the Delaware General Corporation Law, (3) we are required to advance expenses, as incurred, to our directors in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (4) we may advance expenses, as incurred, to our officers and other employees in connection with a legal proceeding, as permitted by the Delaware General Corporation Law and (5) the rights conferred in our by-laws are not exclusive.

We have entered into indemnification agreements with each of our directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. We also intend to enter into indemnification agreements with any new directors in the future.

The indemnification provisions in our certificate of incorporation, by-laws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933.

We have obtained liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-8 filed August 9, 2004)

4.2

Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of NeuroMetrix, Inc., par value $0.001 per share (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form 8-A filed on March 8, 2007)

4.3	Second Amended and Restated By-laws of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-8 filed August 9, 2004)

4.4	Amendment No. 1 to Second Amended and Restated By-laws of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Current Report on Form 8-K filed on September 17, 2007)

4.5	Specimen certificate for shares of common stock (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-1 (Registration No. 333-115440))

4.6

Shareholder Rights Agreement, dated as of March 7, 2007, between NeuroMetrix, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form 8-A filed on March 8, 2007)

*5.1	Legal opinion from Goodwin Procter LLP

*23.1	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm

23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of attorney (included on the signature page to this Registration Statement)

*99.1	NeuroMetrix, Inc. 2009 Non-Qualified Inducement Stock Plan

* Filed herewith.

Item 9. Undertakings

(a)                                  The undersigned Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 3rd day of June, 2009.

NEUROMETRIX, INC.

By:	/s/ Shai N. Gozani, M.D., Ph.D.
Shai N. Gozani, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of  Shai N. Gozani, M.D., Ph.D. and Joseph A. Calo as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of NeuroMetrix, Inc.

Signature	Title	Date

/s/ Shai N. Gozani, M.D., Ph.D.	President, Chief Executive Officer and Director	June 3, 2009
Shai N. Gozani, M.D., Ph.D.	(Principal Executive Officer)

Acting Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Joseph A. Calo		June 3, 2009
Joseph A. Calo

/s/ David E. Goodman, M.D.	Director	June 3, 2009
David E. Goodman, M.D.

/s/ Allen J. Hinkle, M.D.	Director	June 3, 2009
Allen J. Hinkle, M.D.

/s/ Charles R. LaMantia	Director	June 3, 2009
Charles R. LaMantia

/s/ W. Mark Lortz	Director	June 3, 2009
W. Mark Lortz

/s/ Timothy R. Surgenor	Director	June 3, 2009
Timothy R. Surgenor

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-8 filed August 9, 2004)

4.2

Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of NeuroMetrix, Inc., par value $0.001 per share (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form 8-A filed on March 8, 2007)

4.3	Second Amended and Restated By-laws of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-8 filed August 9, 2004)

4.4	Amendment No. 1 to Second Amended and Restated By-laws of NeuroMetrix, Inc. (incorporated herein by reference to NeuroMetrix, Inc.’s Current Report on Form 8-K filed on September 17, 2007)

4.5	Specimen certificate for shares of common stock (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form S-1 (Registration No. 333-115440))

4.6

Shareholder Rights Agreement, dated as of March 7, 2007, between NeuroMetrix, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to NeuroMetrix, Inc.’s Registration Statement on Form 8-A filed on March 8, 2007)

*5.1	Legal opinion from Goodwin Procter LLP

*23.1	Consent of PricewaterhouseCoopers LLP, as independent registered public accounting firm

23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of attorney (included on the signature page to this Registration Statement)

*99.1	NeuroMetrix, Inc. 2009 Non-Qualified Inducement Stock Plan

* Filed herewith.